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                                 NARROWSTEP INC.
                              60 PARSONS GREEN LANE
                                 LONDON SW6 4HU
                                 UNITED KINGDOM


                                  May 11, 2005


Allard De Stoppelaar
En Bellevue 8
1163 Etoy
Switzerland


                Re:     Terms of Engagement

Dear Allard:

We are pleased to confirm our mutual understanding regarding your retention by Narrowstep Inc. (the "COMPANY") in connection with the offerings of the Company's common stock described below.

1. TERMS OF OFFERINGS. The Company expects to be offering shares of its common stock, at an offering price of $1.20 per share, to non-U.S. persons in offshore transactions in reliance on Regulation S promulgated under the U.S. Securities Act of 1933, as amended (the "OFFERINGS"). The Offerings shall be consummated and subscription documents and funds Received (as defined below) on or prior to May 31, 2005.

2. APPOINTMENT; DUTIES. The Company engages you, and by signing this letter, you accept engagement by the Company, to assist the Company in connection with the Offerings. You agree, on the terms and conditions set forth in this letter, to identify suitable and appropriate investors for investment in the Company and in a manner consistent with the instructions of the Company. You agree that your activities shall be limited to seeking non-U.S. Persons to purchase the Company's common stock in offshore transactions conforming with Regulation S and you shall not under any circumstances solicit U.S. persons or make any directed selling efforts (within the meaning of Regulation S) within the United States. You shall not use or supply to prospective investors any solicitation materials other than the offering documents supplied, and any other materials approved in advance, by the Company. You agree that the Company has the absolute right in its sole and unreviewable discretion to terminate the Offerings and, with respect to any prospective investor that you refer to the Company, to reject or limit the amount of any subscription. In connection with your providing to the Company the services set forth in this letter, you agree to at all times comply with the provisions of all laws, rules, regulations and orders of all applicable governmental, regulatory and administrative bodies or agencies pertaining to the services to be provided

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under this letter agreement. You shall refrain from soliciting any potential investor in any jurisdiction the laws of which prohibit or restrict such solicitation or require the Company to register in such jurisdiction and shall immediately cease solicitation activities with respect to the Company in any jurisdiction, if so directed by the Company.

3.      COMPENSATION; REIMBURSEMENT FOR EXPENSES.

        A. COMMISSION. On all funds Received (as defined below) by the Company prior to or on May 20, 2005 in respect of investors that you have referred to the Company in the Offerings ("REFERRED INVESTORS"), the Company shall pay you a commission of fifteen percent (15%) of such funds. The Company shall pay you a commission of ten percent (10%) on all funds Received thereafter in respect of Referred Investors until the termination of the Offerings. Funds are deemed "RECEIVED" when they have been received by the Company by wire transfer or cleared in the Company's bank account.

        B. WARRANTS. In the event that the Company Receives aggregate funds meeting any of the targets described below, promptly after May 31, 2005, the Company will issue to each of you and Anthony Aries a warrant (the form of which shall be reasonably agreeable to you and the Company) to purchase, for an exercise period of 5 years from the date issuance of such warrant, the following number of shares of the Company's common stock at an exercise price of $1.20 per share:

                i. if the Company Receives funds of at least $250,000 (prior to the payment of the commissions described above) in respect of Referred Investors on or prior to May 20, 2005, 62,500 shares of the Company's Common Stock each;

                ii. if the Company Receives aggregate funds of at least $1,000,000 (prior to the payment of the commissions described above) in respect of Referred Investors on or prior to May 31, 2005, in addition to the number of shares in subparagraph (i) above, if satisfied, 150,000 shares of the Company's common stock each; and

                iii. if the Company Receives aggregate funds of at least $1,250,000 (prior to the payment of the commissions described above) in respect of Referred Investors on or prior to May 31, 2005, in addition to the number of shares in subparagraphs (i), if satisfied, and (ii) above, 62,500 shares of the Company's common stock each.

For example, if in the Offerings Referred Investors invest at least $1,250,000 (at least 1,041,667 shares) on or prior to May 31, 2005, at least $250,000 (208,334 shares) of which was invested on or prior to May 20, 2005, each of you and Mr. Aries will receive a warrant on the terms set forth above to purchase 275,000 shares of the Company's common stock (550,000 shares total).

In addition, if condition ii. above is satisfied, the Company will issue to a Referred Investor nominated by yourself, a warrant to purchase, for an exercise period of 5 years

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from the date issuance of such warrant, 80 000 shares of the Company's common stock at an exercise price of $1.20 per share.

In addition, the Company will seek to register the shares underlying such warrants with the Securities and Exchange Commission.

        C. EXPENSES. You agree to pay your own expenses in performing the services contemplated by this letter.

4. TERM; TERMINATION. Any party may terminate this letter agreement upon thirty (30) days' written notice to the other party. In addition, any party may terminate this letter agreement immediately should any other party be in material breach of this letter agreement. Notwithstanding the termination of this letter agreement, you shall be entitled to receive a selling commission pursuant to Section 3 of this letter agreement with respect to a Referred Investor who is introduced prior to the termination of this letter agreement and who invests in the Company in the Offerings.

5.      MISCELLANEOUS.

        A. You shall have no authority to bind the Company in any way and shall make no representations to any investors or other persons relating to Company or the benefits such investor or other person will receive by becoming an investor in the Company. You shall at all times be an independent contractor of the Company.

        B. No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

        C. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflict of laws. Each of the parties to this letter agreement irrevocably submits to the non-exclusive jurisdiction of the federal and state courts located in the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this letter agreement and the transactions contemplated hereby.

        D. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

        E. This letter agreement may not be assigned by operation of law or otherwise without the prior written consent of each party to this letter agreement, and any attempted assignment shall be null and void. This letter agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, permitted assigns, if any, and legal representatives.

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        F.      This letter agreement sets forth a complete understanding
between the parties with respect to the subject matter thereof and supersedes all prior and contemporaneous agreements and understandings with respect thereto.

        G. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this letter agreement shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision hereof.

        H. The parties to this letter agreement acknowledge and agree that this letter agreement has been prepared jointly by the parties to this letter agreement, and shall not be strictly construed against any party by reason of the person drafting any given provision of this letter agreement.

        I. The titles and headings in this letter agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        J. You agree that you are not owed any compensation in respect of any of your prior activities on behalf of the Company.


Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Company a copy of this letter agreement.


                                         NARROWSTEP INC.


                                         By:   /s/ Steven Crowther
                                               Steven Crowther
                                               Chief Financial Officer


I confirm the foregoing correctly sets forth our agreement:


                                         By:   /s/ Allard De Stoppelaar
                                               Allard De Stoppelaar


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